Attorney Opinion

Matthew T. Welker
Attorney at Law

4 March 2014
United States Securities and Exchange Commission
100 F Street
Washington, D.C. 20549

RE: Legal Opinion Pursuant to SEC Form S-1 Registration Statement Amendment No. 1 - Credex Corporation (the "Company"), a Florida corporation

To Whom It Concerns:

I have acted as special counsel to the Company for the limited purpose of rendering this opinion in connection with the Registration Statement Form S-1, Amendment No. 1.

I was not engaged to prepare the S-1 Registration Statement or Amendment No. 1. I express no opinion as to the accuracy or adequacy of the disclosure contained in the S-1 Registration Statement or Amendment No. 1.

In my capacity as special counsel to the Company, I have examined instruments, documents, and records, which I have deemed relevant and necessary for the basis of my opinion, including, but not limited to, the S-1 Registration Statement, Amendment No 1, the Certificate of Incorporation of the Company, and the By-Laws of the Company.

In such examinations, I have assumed the legal capacity of all natural persons, the authenticity and completeness of all instruments presented to me as original documents, the conformity to the authentic originals of all documents supplied to me as certified or photostatic or faxed copies, the genuineness of all signatures, and the truth, accuracy, and completeness of the information, representations, and warranties contained in the records, documents, instruments, and certificates I have reviewed.

In conducting my examination of documents executed by parties other than the Company, I have assumed that such parties had the power, corporate, limited liability company, or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate, limited liability company or other, and the due execution and delivery by such parties of such documents and that, to the extent such documents purport to constitute agreements, such documents constitute valid and binding obligations of such parties.

Based upon the foregoing I am of the opinion that the shares are, and when sold will remain, legally issued, fully paid and non-assessable shares of common stock of the Company.

This opinion letter is limited to the status of shares to be issued under Amendment No. 1 to the S-1 Registration Statement, and no opinion is implied or may be inferred beyond the matters expressly stated.

This opinion is expressed as of the date hereof, and I disclaim any undertaking to advise you of any subsequent changes of the facts stated or assumed herein or any subsequent changes in applicable law, and I have assumed that at no future time would any such subsequent change of fact or law affect adversely my ability to render at such time an opinion (a) containing the same legal conclusions set forth herein and (b) subject only to such (or fewer) assumptions, limitations, and qualifications as are contained herein.

I hereby consent to the filing of this opinion with the U.S. Securities and Exchange Commission as an Exhibit to Amendment No. 1 to the S-1 Registration Statement and to the reference under the heading "Experts and Counsel" in the Prospectus.

In giving this consent, I do not hereby admit that I am an "expert" under the Act, or the rules and regulations of the SEC issued thereunder, with respect to any part of the Registration Statement, including this exhibit. Further, in giving this consent I do not admit that I come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the SEC promulgated therein or Item 509 of Regulation S-K.

Very Truly Yours,

s/matthewtwelker/

Matthew T Welker
Attorney at Law

13825 Charlton Court
Clear Spring, MD 21722
P: 410-507-2837
F: 301-842-1141
matt@welkerlawfirm.com